USF&G Corporation
Exhibit 11 - Computation of Earnings Per Share (Unaudited)


                                                  Three Months Ended March 31
(dollars in millions except per share data)         1994               1993
Net Income Available to Common Stock
  Primary
    Income before cumulative effect of
      adopting new accounting standards      $        23       $         23
    Less preferred stock dividend
      requirements                                    12                 12
      Income (loss) before cumulative effect
        of adopting new accounting standards
        available to common stock                       11                 11
    Income (loss) from cumulative effect of
      accounting standards:
      Income taxes                                     -                 90
      Postretirement benefits                          -                (52)
        Net income (loss) available to
             common stock                    $        11       $         49
  Fully Diluted:
    Income from cumulative effect of
      adopting new accounting standards      $        23       $         23
    Less preferred stock dividend
      requirements                                    12                  4
      Income (loss) before cumulative effect
             of adopting new accounting
             standards available to common stock      11                 19
    Income (loss) from cumulative effect of
      adopting new accounting standards:
      Income taxes                                     -                 90
      Postretirement benefits                          -                (52)
        Net income (loss) available to
             common stock                    $        11       $         57
Weighted Average Shares Outstanding
  Primary Common Shares                       85,131,620         84,540,920
  Fully Diluted:
    Common shares                             85,131,620         84,540,920
    Assumed conversion of preferred stock              -         26,611,211
    Assumed exercise of stock options                  -          1,583,935
      Total                                   85,131,620        112,736,066
Earnings Per Common Share
  Primary (A):
    Income (loss) before cumulative effect
      of adopting new accounting standards   $       .13       $        .13
    Income (loss) from cumulative effect of
      adopting new accounting standards:
      Income taxes                                     -               1.05
      Postretirement benefits                          -               (.60)
               Net income (loss)             $       .13       $        .58
  Fully Diluted (B):
    Income (loss) before cumulative effect
      of adopting new accounting standards   $       .13       $        .17
    Income (loss) from cumulative effect
      of adopting new accounting standards:
      Income taxes                                     -                .80
      Postretirement benefits                          -               (.46)
                Net income (loss)            $       .13       $       . 51

(A) Shares issuable under stock options (874,404 shares in 1994 and 1,223,902 in 1993) have not been used as common stock equivalents in the computation of primary earnings per common share presented on the face of the Condensed Consolidated Statement of Operations because the dilutive effect is not material. (B) Fully diluted earnings per common share amounts are calculated assuming the conversion of all securities whose contingent issuance would have a dilutive effect on earnings. In 1994, the effect of assuming conversion of preferred stock (31,327,105 shares) is antidilutive and, therefore, the amounts presented in the condensed Consolidated Statment of Operations for primary and fully diluted earnings per share are the same. Shares issuable under stock options (874,404 in 1994) have not been used as common stock equivalents because the dilutive effect is not material. The 1993 calculation assumes the conversion of preferred stock series B and C.